Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF PERSPECTIVE THERAPEUTICS AND VIEWPOINT

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Perspective Therapeutics, Inc. (“Perspective Therapeutics” or the “Company”) and the historical combined financial position and results of operations of Viewpoint Molecular Targeting, Inc. (“Viewpoint”) after giving effect to the transaction as described below in Note 1 – Description of the Transaction and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the transaction as if it had occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 and the year ended June 30, 2022 give effect to the transaction as if it had occurred on July 1, 2021.

The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the results of operations had the transaction occurred on the dates indicated. The unaudited pro forma financial information also does not project results of operations or the financial position of Perspective Therapeutics for any future period or date. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

●

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”) where the assets and liabilities of Viewpoint will be recorded by Perspective Therapeutics at their respective fair values as of the date the transaction was completed;

●	Adjustments to conform the accounting policies and financial statement presentation of Viewpoint to those of Perspective Therapeutics;
●

The issuance of 136,545,075 shares of Perspective Therapeutics common stock to Viewpoint stockholders (subject to customary closing adjustments) in exchange for the right, title and interest in and to all of the outstanding shares of common stock of Viewpoint;

●

Adjustments to reflect transaction costs that would have been incurred had the transaction been effected as of and for the year ended June 30, 2022 and as of and for the six months ended December 31, 2022.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Perspective Therapeutics and the related notes included in Perspective Therapeutics’ Annual Report on Form 10-K, as of and for the year ended June 30, 2022, (ii) the historical unaudited consolidated financial statements of Perspective Therapeutics, and (iii) the historical audited combined financial statements of Viewpoint and the related notes as of and for the years ended December 31, 2022 and 2021.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information has been prepared by Perspective Therapeutics in accordance with Regulation S-X Article 11 under the Securities Act as amended by the final rule, Release 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies, or revenue synergies that may result from the transaction or the costs to achieve such synergies.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting prepared in accordance with accounting principles generally accepted in the United States (GAAP). GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the planned transaction, Perspective Therapeutics has been deemed to be the accounting acquirer. In identifying Perspective Therapeutics as the acquiring entity for accounting purposes, Perspective Therapeutics considered a number of factors, including but not limited to a) the relative voting rights of all equity instruments in the combined company after the transaction, in which Perspective Therapeutics stockholders and Viewpoint stockholders own approximately 51% and 49%, respectively, of the common stock, and b) the intended corporate governance structure of the combined company, with the board of directors consisting of five members, in which Perspective Therapeutics designated three directors.

As of the acquisition date, the identifiable assets acquired and liabilities assumed and goodwill will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date. While pro forma adjustments related to Viewpoint assets and liabilities were based on estimates of fair value determined from preliminary information received from Viewpoint and initial discussions between Perspective Therapeutics and Viewpoint management, due diligence efforts, and information available in the historical audited combined financial statements of Viewpoint and the related notes, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Viewpoint assets acquired and the liabilities assumed, as well as the identification of all adjustments necessary to conform Perspective Therapeutics and Viewpoint accounting policies, remain subject to completion because, amongst other things, prior to the closing of the transaction, both companies were limited in their ability to share information. Thus, certain valuations and other studies have yet to progress to a stage where there is sufficient information available for a definitive measurement. Perspective Therapeutics intends to complete the valuations and other studies and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the transaction. The assets and liabilities of Viewpoint have been measured based on various preliminary estimates using assumptions that Perspective Therapeutics believes are reasonable, based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2022

(In thousands)

	Historical Perspective Therapeutics	Historical Viewpoint	Transaction Accounting Adjustments	Notes	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$20,993	$3,922	$(3,976)	5(a)	$20,939
Short-term investments	22,764	-	-		22,764
Accounts receivable, net	1,363	-	-		1,363
Grants receivable	-	37	-		37
Inventory	1,409	-	-		1,409
Prepaid expenses and other current assets	6,686	544	(6,109)	5(f)	1,121

Total current assets	53,215	4,503	(10,085)		47,633

Non-current assets:
Property and equipment, net	1,684	5,118	-		6,802
Right of use asset, net	378	15	-		393
Restricted cash	182	-	-		182
Inventory, non-current	2,396	-	-		2,396
Intangible assets, net	-	-	45,000	5(c)	45,000
Goodwill	-	-	12,019	5(d)	12,019
Other assets, net	236	316	-		552

Total assets	$58,091	$9,952	$46,934		$114,977

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,541	$2,584	$(109)	5(f)	$4,016
Lease liability	276	15	-		291
Accrued protocol expense	233	-	-		233
Accrued radioactive waste disposal	129	-	-		129
Accrued payroll and related taxes	212	1,628	-		1,840
Accrued vacation	285	312	-		597
Convertible notes	-	5,080	(5,080)	5(e)	-
Derivative liability	-	1,475	(1,475)	5(e)	-
Note payable, Isoray	-	6,000	(6,000)	5(f)	-
Notes payable, current	-	89	-		89

Total current liabilities	2,676	17,183	(12,664)		7,195

Non-current liabilities:
Lease liability, non-current	116	-	-		116
Asset retirement obligation	657	-	-		657
Notes payable, long-term	-	1,725	-		1,725

Total liabilities	3,449	18,908	(12,664)		9,693

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-	-		-
Common stock	142	4	133	5(b)	279
Additional paid-in capital	160,432	16,610	46,791	5(a),5(b)	223,833
Accumulated deficit	(105,932)	(25,570)	12,674	5(a),5(b),5(f)	(118,828)

Total stockholders' equity	54,642	(8,956)	59,598		105,284

Total liabilities and stockholders' equity	$58,091	$9,952	$46,934		$114,977

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended December 31, 2022

(In thousands, except per share data)

	Historical Perspective Therapeutics	Historical Viewpoint	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Sales, net	$3,552	$-	$-		$3,552
Grant revenues, net		783	-		783
Cost of sales	2,735	-	-		2,735
Gross profit	817	783	-		1,600

Operating expenses:
Research and development	1,301	5,943	1,500	6(a)	8,744
Sales and marketing	1,614	-	-		1,614
General and administrative	5,493	3,918	-		9,411
Loss on disposal of property and equipment	305	-	-		305
Total operating expenses	8,713	9,861	1,500		20,074

Operating loss	(7,896)	(9,078)	(1.500)		(18,474)

Non-operating income:
Interest income	561	8	(109)	6(c)	460
Interest expense	-	(521)	265	6(c),6(d)	(256)
Extinguishment of debt	-	(318)	318	6(e)	-
Other income	-	23	-		23
Total non-operating income	561	(808)	474		227

Net loss	$(7,335)	$(9,886)	$(1,026)		$(18,247)

Basic and diluted loss per share	$(0.05)			6(f)	$(0.07)

Weighted average shares used in computing net loss per share:
Basic and diluted	142,103			6(f)	278,648

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2022

(In thousands, except per share data)

	Historical Perspective Therapeutics	Historical Viewpoint	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Sales, net	$10,795	$-	$-		$12,808
Grant revenues, net		2,013	-		2,013
Cost of sales	6,179	-	-		6,179
Gross profit	4,616	2,013	-		6,629

Operating expenses:
Research and development	2,582	7,004	2,981	6(a)	12,567
Sales and marketing	2,804	-	-		2,804
General and administrative	6,621	6,341	14,204	6(b)	27,166
Loss on impairment of intangible asset	-	249	-		249
Total operating expenses	12,007	13,594	17,185		42,786

Operating loss	(7,391)	(11,581)	(17,185)		(36,157)

Non-operating income:
Interest income	119	14	-		133
Interest expense	-	(84)	78	6(d)	(6)
Other income	-	1	-		1
Total non-operating income	119	(69)	78		128

Net loss	$(7,272)	$(11,650)	$(17,107)		$(36,029)

Basic and diluted loss per share	$(0.05)			6(f)	$(0.13)

Weighted average shares used in computing net loss per share:
Basic and diluted	141,987			6(f)	278,532

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Transaction

On February 3, 2023, Perspective Therapeutics completed the merger of Isoray Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Perspective Therapeutics, with Viewpoint Molecular Targeting, Inc.

As previously disclosed, on September 27, 2022, Perspective Therapeutics and Viewpoint entered into a Merger Agreement as amended on October 21, 2022, which provides that, pursuant to the terms and subject to the conditions set forth therein, Isoray Acquisition Corp. would merge with and into Viewpoint, with Viewpoint continuing as the surviving corporation and a wholly owned subsidiary of Perspective Therapeutics. As consideration for the Merger, each issued and outstanding share of common stock of Viewpoint was converted into the right to receive: (i) 3.1642 (the “Exchange Ratio”) shares of common stock of Perspective Therapeutics (the “Company Common Stock”), rounded to the nearest whole share (the “Exchange Shares”), (ii) any cash in lieu of fractional shares of Company Common Stock, and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of the common stock of Viewpoint.

Note 2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 and the year ended June 30, 2022 combines the historical consolidated statement of operations of Perspective Therapeutics and the historical statements of operations of Viewpoint for the periods from July 1, 2022 to December 31, 2022 and from July 1, 2021 to June 30, 2022, respectively, giving effect to the transaction as if it had been completed on July 1, 2021. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical consolidated balance sheet of Perspective Therapeutics and the historical combined balance sheet of Viewpoint, giving effect to the transaction as if it had been completed on December 31, 2022. Perspective Therapeutics previously had a fiscal year end of June 30 and Viewpoint has a fiscal year end of December 31. On February 6, 2023, Perspective Therapeutics announced the Board had approved a change in the fiscal year end of the Company from June 30 to December 31. The Company expects to file a Form 10-KT reflecting this change on or around May 1, 2023.

The unaudited pro forma condensed combined financial statements do not include any additional charges related to restructuring or other integration activities resulting from the transaction, the timing, nature, and amount of which management cannot currently identify, and thus, such charges are not reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the transaction involving Perspective Therapeutics and Viewpoint under the acquisition method of accounting with Perspective Therapeutics as the acquirer. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Viewpoint, as of the acquisition date, will be recorded by Perspective Therapeutics at their respective fair values and the excess of the purchase consideration over the fair value of Viewpoint’s net assets will be allocated to goodwill. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded once Perspective Therapeutics completes its valuation studies as soon as practicable within the measurement period, but in no event later than one year following the closing date of the transaction.

As discussed in Note 3 – Reclassification Adjustments, certain reclassifications were made to align Perspective Therapeutics’ and Viewpoint’s financial statement presentation. There may be further reclassifications identified as future information is received. Upon completion of such review, additional conforming material adjustments or financial statement reclassification, may be necessary.

Note 3. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Perspective Therapeutics performed a preliminary analysis of Viewpoint’s historical combined financial information to identify differences in accounting policies as compared to those of Perspective Therapeutics and differences in financial statement presentation as compared to the financial statement presentation of Perspective Therapeutics. At this time, Perspective Therapeutics is not aware of any material differences between the accounting policies of Perspective Therapeutics and Viewpoint that would continue to exist subsequent to the application of acquisition accounting. However, certain reclassification adjustments have been made to conform Viewpoint’s historical financial statement presentation to Perspective Therapeutics’ financial statement presentation. Perspective Therapeutics is conducting a more detailed review of Viewpoint’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Viewpoint’s results of operations, or reclassification or adjustment of assets or liabilities, to conform to Perspective Therapeutics’ accounting policies and presentation. As a result, Perspective Therapeutics may identify additional differences between the accounting policies of Perspective Therapeutics and Viewpoint that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Pro forma reclassifications to the Viewpoint historical combined balance sheet as of December 31, 2022:

Refer to the tables below for a summary of reclassification adjustments made to Viewpoint’s historical combined balance sheet as of December 31, 2022 to conform with Perspective Therapeutics’ historical consolidated balance sheet as of December 31, 2022:

	Historical Viewpoint	Reclassification Adjustments	Notes	Historical Viewpoint after Reclassifications
ASSETS
Current assets:
Cash and cash equivalents	$3,922	$-		$3,922
Grants receivable	37	-		37
Advances on research and development contract services	334	(334)	3(a)	-
Prepaid expenses and other current assets	210	334	3(a)	544
Total current assets	4,503	-		4,503
Non-current assets:
Property and equipment, net	5,118	-		5,118
Right of use asset, net	15	-		15
Other assets, net	-	316	3(b)	316
Deposits	316	(316)	3(b)	-
Total assets	$9,952	$-		$9,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,524	$(1,940)	3(c),3(d)	$2,584
Lease liability	15	-		15
Accrued payroll and related taxes	-	1,628	3(c)	1,628
Accrued vacation	-	312	3(d)	312
Convertible notes	5,080	-		5,080
Derivative liability	1,475	-		1,475
Note payable, Isoray	6,000	-		6,000
Notes payable, current	89	-		89
Total current liabilities	17,183	-		17,183
Non-current liabilities:
Notes payable, long-term	1,725	-		1,725
Total liabilities	18,908	-		18,908
Stockholders' equity:
Common stock	4	-		4
Additional paid-in capital	16,610	-		16,610
Accumulated deficit	(25,570)	-		(25,570)
Total stockholders' equity	(8,956)	-		(8,956)
Total liabilities and stockholders' equity	$9,952	$-		$9,952

(a)	Represents an adjustment to reclassify $334,000 from advances to prepaid and other assets.
(b)	Represents an adjustment to reclassify $316,000 from deposits to other assets, net.
(c)	Represents an adjustment to reclassify $1,628,000 from accounts payable and accrued expenses to accrued payroll and related taxes.
(d)	Represents an adjustment to reclassify $312,000 from accounts payable and accrued expenses to accrued vacation.

Pro forma reclassifications to the Viewpoint historical combined statement of operations:

There were no reclassification entries made to the Viewpoint combined statement of operations.

Note 4. Preliminary Purchase Price Allocation

Estimated Purchase Consideration

The total estimated purchase consideration is calculated as follows using the closing price of Perspective Therapeutics common stock on February 2, 2023 (the last trading day before the merger closing):

Dollars in thousands except for share price
Shares of Viewpoint	43,153,042
Exchange ratio (rounded)	3.1642x
Perspective Therapeutics shares issued	136,545,075
Fractional shares paid in cash	37
Price per share of Isoray common stock on February 2, 2023	$0.40
Total pro forma purchase price consideration	$54,618
Promissory note forgiven	6,000
Total pro forma purchase price consideration	$60,618

Preliminary Purchase Price Allocation

The following table sets forth a preliminary allocation of the estimated purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Viewpoint using Viewpoint’s combined balance sheets as of December 31, 2022, adjusted for reclassification alignments to that of Perspective Therapeutics’ historical financial information, with the excess recorded to goodwill. The fair value assessments are preliminary and are based on available information and certain assumptions, which Perspective Therapeutics believes are reasonable.

(in thousands)
Assets acquired
Cash and cash equivalents	$3,922
Grants receivable	37
Prepaid expenses	544
Property and equipment, net	5,118
Right of use asset, net	15
Intangible assets, net	45,000
Other assets	316
Total assets acquired	54,952

Liabilities acquired
Accounts payable and accrued expenses	2,584
Lease liability	15
Accrued payroll and related taxes	1,628
Accrued vacation	312
Note payable	1,814
Total liabilities acquired	6,353

Net assets acquired, excluding goodwill	48,599
Total purchase price consideration	60,618

Goodwill	$12,019

As described in note 2, the purchase price allocation presented above has been developed based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, including estimates of the fair value of identifiable intangible assets acquired. The carrying value of cash and cash equivalents, grants receivables, accounts payables and accrued expenses, and certain portions of other assets and liabilities assumed was presumed by management to materially approximate their respective fair values as of December 31, 2022.

There has been no final determination as to the fair value of property and equipment to be acquired based on information received to date. As such, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined statement of financial positions as of December 31, 2022.

Goodwill is calculated as the difference between the acquisition date fair value of the consideration and the preliminary values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not currently assumed to be deductible for tax purposes. Goodwill could materially change based on changes in estimates in the fair value of the assets acquired and liabilities assumed.

As described in Note 2, the final allocation of the purchase price is dependent on a number of factors, including discount rates and the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed of Viewpoint. Adjustments resulting from the final allocation of purchase price may be material.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2022:

(a)

Represents an adjustment to record estimated transaction costs of $3.976 million as a decrease to cash and cash equivalents with an offsetting impact to accumulated deficit (refer to Note 5(b)). In addition, $8.92 million of non-cash transaction costs relating to the accelerated vesting of Viewpoint stock options and restricted stock was recorded as an increase to additional paid-in capital with an offsetting impact to accumulated deficit (refer to Note 5(b)). Approximately $1.3 million of costs related to this transaction were recognized during the six months ended December 31, 2022 in the financial statements of Perspective Therapeutics and Viewpoint and were therefore not recognized as a pro forma adjustment. Viewpoint’s transaction costs are included in the estimate above.

(b)

The following table summarizes the transaction accounting adjustments impacting the historical equity balances of Viewpoint as well as new equity issued as consideration per the Merger Agreement in exchange for the outstanding common stock of Viewpoint:

(In thousands)	Reversal of Historical Equity	New Equity Structure	Transaction Costs	Total Transaction Accounting Adjustments
Common stock	$(4)	$137	$-	$133
Additional paid-in capital	(16,610)	54,481	8,920	46,791
Accumulated deficit	25,570	-	(12,896)	12,674
Total equity	$8,956	$54,618	$(3,976)	$59,598

Reversal of Historical Equity: Represents the elimination of Viewpoint’s historical equity balances as of December 31, 2022.

New Equity Structure: Represents the issuance of 136,545,075 shares of Perspective Therapeutics common stock at a par value of $0.001, resulting in an increase to common stock of $137,000 and an increase to additional paid-in capital of $54.481 million, based on Perspective Therapeutics’ closing stock price of $0.40 as of February 2, 2023.

Transaction Costs: Represents $3.976 million of estimated cash transaction costs and $8.92 million of estimated non-cash transaction costs expected to be incurred in connection with the transaction and have been reflected as an increase in accumulated deficit. See also note 5(a) for more information.

(c)

Represents an adjustment of $45.0 million to identifiable intangible assets to be recognized in connection with the transaction. The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination may differ materially from this preliminary determination. The assumptions used in estimating fair value were made solely for purposes for preparing the foregoing unaudited condensed combined pro forma financial information.

(d)

Represents the recognition of the preliminary goodwill of $12.019 million as of December 31, 2022 for the amount of estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the transaction.

(e)

Represents the elimination of Viewpoint’s convertible notes of $5.08 million and related derivative liability of $1.475 million which were converted to equity prior to closing per the Merger Agreement. Per an agreement with the convertible noteholders the accrued interest was paid in cash rather than equity and is therefore not included as a pro forma adjustment.

(f)

Represents the elimination of the promissory note from Perspective Therapeutics to Viewpoint of $6.0 million plus $109,000 in accrued interest from Viewpoint’s accounts payable and accrued expenses. The promissory note was entered into on November 22, 2022. (See Note 6(c)).

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 and for the twelve months ended June 30, 2022:

(a)

Represents an adjustment to reflect an increase to amortization expense for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over a weighted average useful life of 15 years as follows:

(in thousands)	Six Months Ended December 31, 2022	Year Ended June 30, 2022
Elimination of historical amortization expense	$-	$(19)
Amortization expense based on fair value of acquired Viewpoint intangible assets	1,500	3,000
Transaction accounting adjustment	$1,500	$2,981

(b)

Represents an adjustment to record $14.204 million of estimated transaction costs for the twelve months ended June 30, 2022 related to the transaction in general and administrative. For the twelve months ended June 30, 2022, no transaction costs related to the transaction were incurred by Perspective Therapeutics or Viewpoint. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(c)	Represents the elimination of interest income and interest expense of the promissory note from Perspective Therapeutics to Viewpoint. Perspective Therapeutics had recorded $109,000 of interest income and Viewpoint had recorded $109,000 of interest expense. The promissory note was entered into on November 22, 2022. (See Note 5(f)).

(d)	Represents the elimination of Viewpoint’s interest expense of $156,000 and $78,000 on convertible notes including accretion on the convertible notes for the six months ended December 31, 2022 and the twelve months ended June 30, 2022, respectively. (See Notes 5(e) and 5(f)).

(e)	Represents the elimination of Viewpoint’s extinguishment of debt relating to the convertible notes. (See Notes 5(e) and 5(f)).

(f)	The following table summarizes the computation of the unaudited pro forma combined weighted average shares outstanding for the year ended June 30, 2022:

(in thousands except per share data)	Six Months Ended December 31, 2022	Year Ended June 30, 2022
Pro forma basic and diluted weighted average shares
Historical Perspective Therapeutics weighted average shares outstanding	142,103	141,987
Shares of Perspective Therapeutics common stock issued to Viewpoint stockholders pursuant to the purchase agreement	136,545	136,545
Pro forma weighted average shares - basic and diluted (1)	278,648	278,532
Pro forma basic and diluted net loss per share
Pro forma net loss	$(18,247)	$(36,029)
Pro forma weighted average shares - basic and diluted (1)	278,648	278,532
Pro forma basic and diluted net loss per share	$(0.07)	$(0.13)

(1)

Because the combined entity is in a net loss position, any additional shares included in the denominator of the diluted earnings per share calculation would have had an anti-dilutive effect. Therefore, weighted average shares outstanding is equal for both basic and diluted earnings per share.